Exhibit 99.3

January 7, 2019

Board of Directors of

CenterState Bank Corporation

1101 First Street South

Winter Haven, FL 33880

Members of the Board:

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of CenterState Bank Corporation and dated November 23, 2018, in the Joint Proxy Statement/Prospectus of National Commerce Corporation and CenterState Bank Corporation (the “Registration Statement”) and to the references to our firm in such Registration Statement. Raymond James further consents to the attachment of the Opinion Letter as Appendix B to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Registration Statement) or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC